EXHIBIT 99.1

For immediate release

AnythingIT Awarded 3 Year Contract with Lockheed Martin Corporation

Fair Lawn, NJ. May 8, 2013 – AnythingIT, Inc., (OTCBB: ANYI), a leading information technology electronics recycler and e-waste handler serving both government and commercial markets, announces it has been awarded a 3 year nationwide contract to provide IT electronics recycling and remarketing services to Lockheed Martin Corporation (NYSE: LMT).

AnythingIT is a US Government contractor holding a small business certification, as well as R2, e-Stewards, ISO 14001/9001, and a Class D electronics recycling certification in NJ.

According to CEO, David Bernstein , “We are excited and honored to have secured this contract to provide IT electronics recycling and remarketing services to Lockheed Martin Corporation (NYSE: LMT).  This contract reaffirms AnythingIT’s leadership position as well as the effectiveness of our services to customers in managing their legacy IT equipment processes. We continue to focus on the disposition of assets in an environmentally compliant manner combined with providing market driven asset values for our customers.  Furthermore, we are well positioned to be an effective solution to businesses and operators for years to come.”

Services to be provided under the contract include, removal of IT equipment from client sites nationwide, detailed inventorying services, DoD data destruction services, remarketing, & recycling.

About AnythingIT
AnythingIT is a leading asset management vendor and e-waste handler serving OEM's, Equipment Resellers, government and enterprise clients.  Services provided by the company include: data scrubbing, shredding, inventory management, repair and remarketing of equipment and recycling of parts and materials.  AnythingIT has been operating since 1992 and is a GSA Schedule Holder who has achieved R2 and ISO 14001 certification.

Safe Harbor Statement
The matters disclosed in this news release include forward looking statements.  These statements represent the company's current judgment on the future and are subject to risk factors and uncertainties that could cause actual results to differ materially.  To the extent that there are any statements that can be construed as forward looking, they should be considered in the context of all of our previous news releases and federal filings.

For information, please contact:
David Bernstein
AnythingIT, Inc.
201-475-7301
daveb@anythingit.com